Exhibit 99.2

International Rectifier Announces Agreement for Sale of Power Control Systems Business

EL SEGUNDO, Calif.  — November 1, 2006 — International Rectifier Corporation (IR) (NYSE:IRF) today announced an agreement for the sale of its Power Control Systems (PCS) business to Vishay Intertechnology, Inc. The PCS business accounted for approximately $300 million, or about 26 percent of revenue, in IR’s June-ending fiscal year 2006. The PCS business includes the company’s Non-Focus Products business and complementary component revenue from the company’s Focus Products business. Product lines included in the transaction include certain discrete planar MOSFETs, discrete diodes and rectifiers, discrete thyristors, and automotive modules and assemblies. The PCS business is being sold for approximately $290 million in cash. The agreement is subject to customary closing conditions, including obtaining all necessary governmental approvals and clearances, and finalization of schedules and other related documentation. Signing of definitive agreements is expected to take place by Friday, November 10, 2006, and the transaction is expected to close in February 2007.

International Rectifier CEO Alex Lidow said, “The divestiture enables the company to concentrate more fully its resources and assets on its Focus Products business and more readily achieve IR’s long-term profit margin goals. The benefits include improving our ability to further accelerate IR’s transition to high-performance analog, digital, and mixed-signal ICs, and other advanced power management products. These product families have allowed IR to capitalize on significant opportunities in some of the largest and fastest growing markets for power management, including the newest generation of game stations and servers.”

 IR’s Focus Products revenue was approximately $890 million in the company’s most recent fiscal year and was centered on high-performance power management solutions in applications such as the newest generation of game stations, servers, and notebooks, as well as energy-efficient appliances, automotive, digital TVs, and aerospace and defense systems.

About International Rectifier

International Rectifier (NYSE:IRF) is a world leader in power management technology.  IR’s digital, analog and mixed signal ICs, and other advanced power management products, enable high-performance computing and reduce energy waste in a wide variety of products used in business and consumer applications. Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

International Rectifier Contacts:
Investors: Steve Harrison, 310-252-7731
Media: Graham Robertson, 310-726-8512

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Statements in this release that describe the company’s business strategies, outlooks, objectives, plans, intentions or goals are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results do differ materially from those in forward-looking statements. For a detailed discussion of these factors, refer to the company’s filings with the SEC, including the most recent 10-Q and 10-K reports.